Exhibit 10.2

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the “Second Amendment”), dated as of February 16th, 2005 is made by and between Marlborough Campus Limited Partnership, a Massachusetts limited partnership (“Landlord”), and 3Com Corporation, a Delaware corporation (“Tenant”).

BACKGROUND

WHEREAS, Landlord and Tenant entered into a lease (the “Original Lease”) dated as of November 26, 2002, as amended by a First Amendment to Lease dated as of November 26, 2002 (the Original Lease, as amended, the “Lease”) pursuant to which Landlord leased to Tenant certain premises containing approximately 168,315 rentable square feet (the “Original Premises”) located in the building at 350 Campus Drive (“Building 2”), in The Campus at Marlborough (the “Project”), in Marlborough, Massachusetts; and

WHEREAS, Landlord and Tenant wish to amend the Lease as more particularly set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and conditions of the parties set forth in the Lease and this Second Amendment, and for other good and valuable consideration, the parties, intending to be legally bound, agree that the Lease is hereby amended as follows:

1.                                       Defined Terms.  Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings set forth in the Lease.  Except as otherwise expressly provided in this Second Amendment, the word “Building” in the Lease shall be deemed to refer to Building 1 and/or Building 2, as appropriate in the context.

2.                                       Expansion Premises; Additional Premises.

(a)                                  Landlord hereby leases and rents unto the Tenant and the Tenant hereby hires and takes from the Landlord the approximately 2,478 rentable square feet of space (the “Expansion Premises”) located on the second floor of the building located at 100 Campus Drive (“Building 1”), as more particularly shown on Exhibit I attached hereto.  From and after the date of this Second Amendment, all references in the Lease to the Premises shall be deemed to include the Original Premises and the Expansion Premises, such space consisting of a total of approximately 170,793 rentable square feet, and Section 2.2. of the Summary is amended accordingly.

(b)                                 Subject to the terms and conditions of this Second Amendment, effective as of the AP Lease Commencement Date (as defined below), Landlord hereby leases and rents unto the Tenant and the Tenant hereby hires and takes from the Landlord the approximately 30,203 rentable square feet of space (the “Additional Premises”) located on the fifth floor of Building 1, as more particularly shown on Exhibit J attached hereto.  From and after the date after the day that EXACT Sciences Corporation (“EXACT”) vacates and surrenders to Landlord the Additional Premises (such date, the “AP Lease Commencement Date”), all references in the Lease to the Premises shall be deemed to include the Original Premises, the Expansion Premises and the Additional Premises, such space consisting of approximately 200,996 rentable square feet, and Section 2.2. of the Summary is amended accordingly.  The Additional Premises shall be deemed to consist of two spaces, Space 5A consisting of approximately 11,834 rentable square feet and Space 5B consisting of approximately 18,369 rentable square feet.  Space 5A and Space 5B refer to a number of rentable square feet and not to a particular area within the Additional Premises.

3.                                       Term.

(a)                                  The Lease Term with respect to the Expansion Premises shall commence on the date hereof and shall expire on July 31, 2010 (the “Building 1 Lease Expiration Date”), unless sooner terminated pursuant to the provisions of the Lease, as amended by this Second Amendment.  The Lease Term with respect to the Original Premises shall expire on November 30, 2006 (the “Building 2 Lease Expiration Date”), unless sooner terminated pursuant to the provisions of the Lease, as amended by this Second Amendment (subject to Tenant’s Option to Extend set forth in Section 2.2 of the Original Lease).

(b)                                 The Lease Term with respect to the Additional Premises shall commence on the AP Lease Commencement Date and shall expire concurrently with the term of the Expansion Premises on the Building 1 Lease Expiration Date, unless sooner terminated pursuant to the provisions hereof.

(c)                                  Option to Extend.  Notwithstanding anything to the contrary contained in the Original Lease and/or this Amendment: (i) Tenant shall have no right to extend or option to extend the Term of the Lease with respect to the Additional Premises and/or the Expansion Premises (which shall expire without notice on the Building 1 Lease Expiration Date); and (ii) the Option to Extend set forth in Section 3.4 of the Summary and Section 2.2 of the Original Lease shall pertain to the Original Premises only.

4.                                       Rent.  (a)  Base Rent.  Section 4 of the Summary of Basic Lease Information in the Lease is amended to read as follows:

4.                                       Base Rent:

Period	RSF	Annual Base Rent	Monthly Installment of Base Rent	Per RSF

AP Lease Commencement Date - 5/31/05	168,315	$3,534,615.00	$294,551.25	$21.00
	18,369	$413,302.50	$34,441.88	$22.50
Total	186,684	$3,947,917.50	$328,993.13

6/1/05-11/30/06	168,315	$3,534,615.00	$294,551.25	$21.00
	18,369	$413,302.50	$34,441.88	$22.50
	14,312	$300,552.00	$25,046.00	$21.00
Total	200,996	$4,248,469.50	$354,039.13

12/1/06-7/31/10	14,312	$338,478.80	$28,206.57	$23.00
	18,369	$413,302.50	$34,441.88	$22.50
Total	32,681	$751,781.30	$62,648.44

(b)  Tenant acknowledges that the Additional Premises are currently occupied by EXACT, that EXACT may not vacate such space until EXACT and/or Tenant have completed certain tenant improvements on the second floor, and that Tenant’s rights with respect to the Additional Premises are contingent upon Landlord’s entering into a lease amendment with EXACT terminating EXACT’s lease with respect to the Additional Premises and modifying the description of the premises leased to EXACT to delete the Additional Premises and to include approximately 11,834 rentable square feet on the second floor of Building 1, all in form and substance satisfactory to Landlord, in its sole discretion.  Tenant agrees that Landlord is entering into said amendment with EXACT at the request of Tenant, and Landlord shall have no liability for the failure of EXACT to vacate the fifth floor as contemplated by this Second Amendment and/or with respect to EXACT’s performance of, or failure to perform tenant improvements on the second floor of Building 1.

(c)  Interim Rent for Expansion Premises and Space 5A.  Tenant shall be entitled to occupy the Expansion Premises effective as of the date of this Amendment, but shall not be obligated to commence payment of Base Rent with respect to the Expansion Premises until June 1, 2005.  If Tenant occupies all of any portion of the Expansion Premises prior to June 1, 2005, Tenant shall pay for utilities (as reasonably estimated by Landlord) and cleaning for the Expansion Premises through May 31, 2005.  Tenant shall be entitled to occupy Space 5A effective as of the AP Lease Commencement Date, but shall not be obligated to commence payment of Base Rent with respect to Space 5A until June 1, 2005.  If Tenant occupies all of any portion of the Additional Premises prior to June 1, 2005, Tenant shall pay for utilities (as reasonably estimated by Landlord) and cleaning for Space 5A from the date it initially occupies any portion of the Additional Premises through May 31, 2005.

6.                                       Base Year.  The Base Year for the Original Premises shall remain as set forth in the Lease.  The Base Year for the Expansion Premises and the Additional Premises shall be calendar year 2005 for Operating Expenses and for Tax Expenses; it being understood that in calculating Tax Expenses for the Base Year, Landlord shall use one-half of the taxes for the fiscal year from July 1, 2004 to June 30, 2005 and one-half of the taxes for the fiscal year from July 1, 2005 to June 30, 2006.

7.                                       Tenant’s Pro Rata Share.

(a)  Effective on the date hereof, Tenant’s Share is 31.70%, and Tenant’s Building Share with respect to Building 2 is 100%.

(b)  Effective on the AP Lease Commencement Date and continuing until May 31, 2005, Tenant’s Share shall be 35.16% and Tenant’s Building Share with respect to Building 1 shall be 12.55%.

(c)  Effective June 1, 2005 and continuing until November 30, 2006, Tenant’s Share shall be 37.86%, and Tenant’s Building Share with respect to Building 1 shall be 22.33%.

(d)  Effective December 1, 2006, if Tenant does not exercise its Option to Extend with respect to the Original Premises, Tenant’s Share shall be 6.16% and Tenant’s Building Share with respect to Building 1 shall be 22.33%.

8.                                       “As Is”; No Tenant Improvement Allowance.  Tenant hereby accepts the Expansion Premises in “as is” condition. Tenant hereby agrees that it shall accept the Additional premises in “as is” condition as of the AP Lease Commencement Date.  Landlord shall not be required to perform any improvements to the Expansion Premises or the Additional Premises or to provide Tenant with any tenant improvement allowance.  Tenant acknowledges that the Expansion Premises is not currently demised and that EXACT has the obligation to construct the demising wall between the Expansion Premises and the adjoining space shown as “Exact Sciences Proposed Area” on Exhibit I on or before February 28, 2005, subject to Force Majeure.  Notwithstanding the foregoing, Landlord shall have no obligation to construct said demising wall and if EXACT fails to construct said demising wall, Tenant shall be responsible for constructing said demising wall at its sole cost and expense.  All provisions of the Lease concerning improvements constructed by Tenant shall apply to said improvements and all other tenant improvements to be constructed in the Expansion Premises and/or the Additional Premises.

9.                                       HVAC for Lab Areas in the Expansion Premises and the Additional Premises; Tenant’s Chiller Share.

(a)  Air conditioning for the lab areas in the Expansion Premises, as shown on Exhibit I (the “EP Lab Areas”) and the lab areas in the Additional Premises, as shown on Exhibit J (the “AP Lab Areas”), is currently provided by one of three 110 nominal ton (all chiller capacities/allocations referred to in this Second Amendment are understood to be “nominal tons”) chillers located on the roof of the Building and other components composing an integrated chiller system (the “Building 1 Chiller System”) which provides chilled water cooling capacity for certain non-office areas of Building 1 (including, without limitation, the EP Lab Areas and the AP Lab Areas (collectively, the “Building 1 Lab Areas”).  To provide chilled water cooling capacity for the Building 1 Lab Areas Landlord will allocate to Tenant up to nineteen (19) nominal tons of chilled water capacity from the Building 1 Chiller System for the EP Lab Areas, and up to thirteen and one-half (13.5) nominal tons of chilled water capacity from the Building 1 Chiller System for the AP Lab Areas.

(b)  Another tenant in Building 1 (the “Other Tenant”) installed one of the three chillers and connected the Building 1 Chiller System to the Other Tenant’s emergency back-up generators.  Landlord shall have no obligation or liability to provide emergency back-up generators, or to provide any service, repairs, or maintenance with respect back-up generators for the Building 1 Chiller System.  Landlord shall not be liable to Tenant for any unexpected outages or reductions in electrical power or air conditioning supply or any damages in connection therewith, provided however, following written notice from Tenant, Landlord shall take prompt and reasonable action to correct such outages or reductions.  Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor the Other Tenant (nor their respective partners, members, officers, directors, employees or representatives) shall have any liability whatsoever based on or related to the failure of the Other Tenant’s generator to provide emergency power to the Building 1 Chiller System, and Tenant shall be solely responsible for providing back-up power for air conditioning for the Building 1 Lab Areas should Tenant deem it necessary.  To this end, Landlord shall reasonably cooperate with Tenant (e.g. assist in finding suitable installation space, utility connections and access thereto, provide necessary plans and schematics, etc. at no cost to Landlord) and allow Tenant to take such actions as may be reasonably necessary to provide such back-up power.

(c)  “Tenant’s Chiller Share” under the Lease shall be: (i) 8.636% (based on 19/220 tons) for the Expansion Premises, effective as of the date of this Second Amendment,  and (ii) 6.136% (based on 13.5/220 tons) for the Additional Premises,  for a total of 14.77% (based on 22.5/220 tons), effective as of the AP Lease Commencement Date.

(d)  Section 4.7.2 of the Lease is amended to change the word “labs” in the sixth line to “Lab Areas” and to add the following:

“Landlord may, at Landlord’s sole expense, install or cause to be installed a separate submeter, checkmeter or flowmeter to measure the electricity utilized by the Building 1 Chiller System.  Tenant shall be responsible for Tenant’s Chiller Share of the electricity cost attributable to the Building 1 Chiller System.  Tenant shall pay for its Chiller Share of said electricity cost, based upon meter readings and the statements received from Landlord, within thirty (30) days after receipt thereof.  The foregoing payments by Tenant shall be in addition to Tenant’s Electricity Cost.  In the event that such usage is not separately metered, then Landlord may give Tenant written notice of Landlord’s estimate of Tenant’s Chiller Share of such expenses, along with the information utilized by Landlord in reaching such determination, and Tenant shall reimburse Landlord, as Additional Rent for such electrical expenses (in addition to Tenant’s Electricity Cost).”

(e)  Section 7.1 of the Lease is amended to add the following:

“Notwithstanding anything herein to the contrary, Tenant shall reimburse Landlord as Additional Rent, within thirty (30) days after receipt of Landlord’s invoice, for (i) Tenant’s Chiller Share of all costs paid to third parties associated with the repair, maintenance and replacement of the Building 1 Chiller System, and (ii) one hundred percent (100%) of all costs associated with the repair, maintenance and replacement of the fan coils exclusively servicing the Building 1 Lab Areas, and such costs shall thereafter not be included in the calculation of Operating Expenses.  Notwithstanding the foregoing, with respect to all costs for replacements of the Building 1 Chiller System (or components thereof) which service the Building 1 Lab Areas, that are capital in nature under generally accepted accounting principles, at Tenant’s option, to be exercised within thirty (30) days after receipt of Landlord’s first invoice for such costs, in lieu of reimbursing Landlord within thirty days, such costs shall be amortized (with interest at ten percent (10%) per annum) over the lesser of (i) the remaining Term of the Lease, or (ii) the useful life of the item being replaced, and Tenant shall pay Landlord, as Additional Rent, on a monthly basis, the amortized portion and interest applicable thereto.”

10.                                 Furniture.  Effective as of the AP Lease Commencement Date Exhibit C of the Original Lease is amended to include the items listed on Exhibit C-2 attached hereto, and all references in the Lease to the Furniture shall be deemed to include the items on Exhibit C-2 in addition to the items on Exhibit C to the Original Lease. Landlord and Tenant acknowledge that the parties have conducted a “walk-through” inspection of the Additional Premises in order to confirm the completeness and accuracy of the Furniture shown on Exhibit C-2, and to give Tenant the opportunity to confirm that the Furniture in the Additional Premises is in good condition and repair.  Landlord shall have no obligation to replace any Furniture that is not in good condition or repair.  Tenant accepts the Furniture in its “as-is” condition, without any representation or warranty by Landlord.  LANDLORD SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS AND/OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE FURNITURE.

11.                                 Parking.  Section 9 of the Summary is amended to read as follows “With respect to the Premises, Tenant shall have non-exclusive use of 590 parking spaces, as more particularly set forth in Article 28 until the Building 1 Lease Expiration Date. Thereafter, if Tenant does not exercise its Option to Extend with respect to the Original Premises, Tenant shall have non-exclusive use of Tenant’s Share of 1,417 parking spaces, as more particularly set forth in Article 28.  Article 28 of the Original Lease is amended to add the following:  “So long as Tenant is the sole tenant of Building 2, Landlord shall use reasonable efforts to designate the 350 Campus Drive North parking field (the “Building 2 North Parking Field”) as shown on Exhibit K for Tenant’s use by installing signage indicating that such parking field is designated for the use of tenants and visitors of 350 Campus Drive only”.  The words “as near as possible to the entrance of the Building” in the first sentence of Article 28 of the Original Lease is changed to “in the Building 2 Parking Area as near as possible to the entrance of Building 2”.

12.                                 Tenant’s Electricity Cost.  The Additional Premises are currently not separately metered.  Tenant shall, at its sole cost and expense, separately meter or submeter the Additional

Premises within ten business days after the Additional Premises are delivered to Tenant.  All provisions of the Lease concerning improvements constructed by Tenant shall apply to the work required to install such meter or submeter. If any portion of the electricity servicing the Expansion Premises and/or Additional Premises is not separately metered to Tenant, to account for Tenant’s electrical use in the Expansion Premises and/or Additional Premises, Tenant shall pay to Landlord as Additional Rent an initial flat monthly fee calculated based on the rate of One Dollar ($1.00) per year per rentable square foot of the portion of such space that is not separately metered, subject to adjustment based on Landlord’s reasonable estimate of Tenant’s electrical usage.  Notwithstanding the preceding sentence, as set forth in Section 4.7 of the Original Lease, Landlord shall have the right to separately meter (or install a sub-meter or check meter for) the Expansion Premises and/or the Additional Premises and/or certain systems or equipment in Building 1, at Landlord’s sole cost, at any time during the Lease Term and thereafter charge Tenant for Tenant’s electrical use as reflected by such meter(s).  The amount payable pursuant to this Section 12 shall be in addition to the amounts set forth in, and shall be payable as provided in Section 4.7 of the Original Lease.

13.                                 The Premises.  The fourth sentence of Section 1.1 of the Lease is deleted and the following is substituted in lieu thereof: “During the term of the Lease with respect to the Original Premises, Tenant shall have access to Building 4 via the existing hallway on the second floor of Building 1 which use may be in common with the other tenants and occupants of the Project.”

14.                                 Conference and Training Rooms.  The last sentence of Section 1.3.1 of the Original Lease is deleted and the following is substituted in lieu thereof:  “In addition, Tenant may use the Conference Facilities for periods of time that exceed Tenant’s Share on a space available basis, and subject to said rules and requirements, including, without limitation, payment of a fee (“Excess Usage Fee”) for such usage based on Landlord’s then current schedule, and the other provisions of this Section 1.3.1.  The foregoing shall not limit Landlord’s right to include costs of operating the Conference Facilities in Operating Expenses, subject to, and in accordance with, Section 4.2 below, or to charge Tenant for Excess Usage Fees in accordance with the provisions of this Section 1.3.1. Notwithstanding any other provision herein to the contrary, Landlord reserves the right, upon written notice to Tenant, (a) to retain a third party operator to operate the Conference Facilities, or (b) to lease the Conference Facilities to a third party, provided, however, in either such case, Landlord shall provide for the right of Tenant to rent, or otherwise use, the Conference Facilities on the same basis as set forth in this Lease.”

15.                                 Notices. The Tenant’s addresses contained in Section 29.16 of the Lease are deleted and the following addresses are substituted in lieu thereof:

3Com Corporation

350 Campus Drive

Marlborough, MA 01752

Attention: Real Estate Dept.

with a copy to:

3Com Corporation

350 Campus Drive

Marlborough, MA 01752

Attention: Legal Dept.

16.                                 Ratification of Lease.  Except as modified by this Second Amendment, the Lease is hereby ratified and affirmed, and is in full force and effect and unmodified in all other respects.  In the event of any inconsistency between the terms and conditions of this Second Amendment and the terms and conditions of the Lease, the terms and conditions of this Second Amendment shall govern.

17.                                 No Other Amendment.  There are no other oral or written understandings, agreements or obligations between Landlord and Tenant other than those expressly set forth in the Lease and this Second Amendment. In the event of any inconsistency between the terms of this Second Amendment and the terms of the Lease, the terms of this Second Amendment shall control.

18.                                 No Presumption Against Drafter.  Landlord and Tenant understand, agree and acknowledge that this Second Amendment has been freely negotiated by both parties; and that, in any controversy, dispute, or contest over the meaning, interpretation, validity or enforceability of this Second Amendment or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Second Amendment or any portion thereof.

19.                                 Enforceability.  If any provision of this Second Amendment shall be invalid or unenforceable to any extent, the remainder of this Second Amendment shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

20.                                 Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only Cushman & Wakefield of Massachusetts, Inc. and LPC Commercial Services, Inc. (collectively, “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment.  Landlord shall be responsible for payment of a commission to Brokers pursuant to separate agreements between Landlord and Brokers.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Brokers, occurring by, through, or under the indemnifying party.

21.                                 Counterparts.  This Second Amendment may be executed in multiple counterparts, each of which shall constitute an original.

22.                                 Authority.  Each individual executing this Second Amendment hereby represents and warrants that Landlord, Landlord’s general partner, or Tenant, as applicable, is a duly formed and existing entity in good standing qualified to do business in the Commonwealth of Massachusetts and has full right and authority to execute and deliver this Second Amendment and perform its obligations under the Lease (as amended by this Second Amendment) and that each person or entity acting and/or signing on behalf of Landlord, Landlord’s general partner, or Tenant, as applicable, is authorized to do so.  Each of the parties hereto represents and warrants to the other that no consent from any other person or entity is necessary as a condition precedent to the legal effect of this Second Amendment, except that the approval of Landlord’s mortgagee may be required, and if so, will be obtained by Landlord prior to Landlord’s execution of this Second Amendment.

23.                                 Contingency.  This Second Amendment is contingent upon Landlord’s entering into a lease amendment with EXACT terminating EXACT’s lease with respect to the Additional Premises and modifying the description of the premises leased to EXACT to delete the Additional Premises and to include approximately 11,834 rentable square feet on the second floor of Building 1, all in form and substance satisfactory to Landlord, in its sole discretion, on or before February 7, 2005.  In the event that Landlord has not executed such an amendment within said time period, Landlord may terminate this Second Amendment upon written notice given to Tenant on or before February 24, 2005, in which case this Second Amendment shall be and become null and void and of no further force or effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

MARLBOROUGH CAMPUS LIMITED PARTNERSHIP

By: Bergen of Marlborough, Inc., general partner

			By:	/s/ John L. Brogan
			Its:	Vice President

“Tenant”:

3COM CORPORATION, a Delaware corporation

Attest:

			By:	/s/ Bruce L. Claflin
By:	/s/ Neal D. Goldman		Name:	Bruce L. Claflin
	Name:		Title: President & CEO
	Title:	Sr. VP Management Services,	(Corporate Seal)
General Counsel and Secretary

(ACKNOWLEDGMENT FOR CORPORATION)

STATE OF Massachusetts

SS.:

COUNTY OF Middlesex

On this 31 day of January, 2005, before me the undersigned notary public, personally appeared Neal Goldman, and provided to me through satisfactory evidence of identification, which was Driver License, to be the person whose name is signed on the preceding or attached document and acknowledged to me that he/she signed it voluntarily for its stated purpose, as Secretary of 3Com Corporation.

/s/ Beverly A. Sweatland
Notary Public

My commission expires:

BEVERLY A. SWEATLAND
Notary Public
Commonwealth of Massachusetts
My Commission Expires
September 25, 2009